Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com
Record September Year-to-Date Revenue at Six Flags
Deferred Revenue Up 21 Percent and
Active Pass Base up 13 Percent at End of September
GRAND PRAIRIE, Texas — October 25, 2017 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced revenue for the quarter ended September 30, 2017 was $580 million, an increase of $23 million or 4 percent compared to the same period in 2016. The increase was primarily driven by a 3 percent growth in attendance to 12.9 million guests, a 2 percent increase in guest spending per capita and a 23 percent increase in international licensing revenue, partially offset by decreases in sponsorship and accommodations revenue.
Net income increased $79 million or 77 percent and diluted earnings per share increased 94 percent to $2.11 for the quarter, primarily due to a reduction in stock-based compensation expense. Adjusted EBITDA1 in the third quarter increased $2 million or 1 percent to $301 million compared to the prior-year period.
The financial performance of the company was negatively impacted by several major natural events during the quarter. Hurricane Harvey negatively impacted attendance at three of the company’s parks during the last weekend of August and the week prior to Labor Day weekend, and subsequent gas shortages across Texas continued to affect attendance for several weeks. Remnants of the storm negatively affected attendance at several more parks over the holiday weekend as the storm moved northeast. Subsequently, Hurricane Irma impacted the company’s Atlanta and East Coast parks. Finally, the earthquakes around Mexico City severely disrupted the region and caused damage to the company’s new water park, which was closed due to damage and likely will not reopen until near the end of 2017.
“I am very proud of our team for this quarter’s performance given the unprecedented natural events affecting park attendance, especially following the adverse weather conditions we experienced in the second quarter,” said Jim Reid-Anderson, Chairman, President and CEO. “We are nicely positioned to deliver another record year for our shareholders in 2017, and our industry-leading team is laser-focused on executing our strategy of higher ticket yields, improved in-park revenue, attractive international licensing deals, new waterparks, and strong execution to achieve our aspirational goal of $750 million of Modified EBITDA2 by 2020.”
Total guest spending per capita for the third quarter was $42.94, an increase of $0.71 or 2 percent compared to the third quarter of 2016, as ticket price gains were partially offset by lower in-park spending per capita. Admissions per capita increased 4 percent to $25.63 and in-park spending per capita decreased 1 percent to $17.31.
For the first nine months of 2017, revenue was $1.10 billion, a 2 percent increase versus the same prior-year period, driven primarily by a 2 percent increase in attendance and a 31 percent increase in international licensing revenue, offset by decreases in sponsorship and accommodations revenue. Net income increased $59 million or 51 percent driven by a reduction in stock-based compensation expense. Adjusted EBITDA increased $1 million to $432 million. Foreign currency translation had minimal impact on year-to-date results.
The softer than anticipated financial performance through the first nine months of the year makes partial achievement of Project 600 in 2017 more challenging and, in accordance with accounting standards, is no longer deemed probable. Therefore, in the third quarter the company reversed $45 million of stock-based compensation expense to reflect an expected late achievement of the Project 600 Performance Award in 2018.
Attendance at the company’s parks for the first nine months of 2017 grew 2 percent to 24.3 million guests, while guest spending per capita was essentially flat at $42.55 compared to the prior-year period.
These guest spending per caps were driven by admissions per capita increasing 1 percent to $24.88 and in-park spending per capita decreasing 2 percent to $17.67.

The Active Pass Base, which represents the total number of guests who have a season pass or who are enrolled in the company’s membership program, increased 13 percent year-over-year as a result of the company’s continued success in marketing its multi-visit passes to guests. Deferred revenue of $179 million, a record for the third quarter, increased by $31 million or 21 percent over September 30, 2016, primarily due to incremental sales of season passes, memberships and all-season dining passes.
In the first nine months of 2017, the company invested $117 million in new capital projects, paid $168 million in dividends, or $0.64 per common share per quarter, and repurchased $499 million or 8.4 million shares of its common stock. The authorized share repurchase amount available as of September 30, 2017, was $343 million.
Net Debt3 as of September 30, 2017, calculated as total reported debt of $2.02 billion less cash and cash equivalents of $83 million, was $1.94 billion, representing a net leverage ratio of 3.8 times Adjusted EBITDA.
Conference Call
At 8:00 a.m. Central Time today, October 25, 2017, the company will host a conference call to discuss its third quarter 2017 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through November 2, 2017 and requesting conference ID 1772357.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 20 parks across the United States, Mexico and Canada. For 56 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.
Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(3)	Net Debt (a non-GAAP financial measure) represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Theme park admissions	$331,244	$311,427	$604,105	$585,270	$734,248	$699,787
Theme park food, merchandise and other	223,861	220,667	429,033	427,293	522,907	509,825
Sponsorship, licensing and other fees	20,798	20,284	56,794	53,936	69,187	71,501
Accommodations revenue	4,515	5,221	12,386	13,585	15,290	16,428
Total revenue	580,418	557,599	1,102,318	1,080,084	1,341,632	1,297,541
Operating expenses (excluding depreciation and amortization shown separately below)	166,662	151,169	404,542	387,376	506,573	483,734
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	47,311	44,138	135,659	132,862	178,252	176,073
Costs of products sold	45,951	44,277	91,021	90,435	110,165	106,288
Depreciation	27,962	26,740	80,776	77,391	107,675	105,424
Amortization	571	653	1,870	1,954	2,519	2,607
Stock-based compensation	(35,740)	89,994	(39,055)	96,244	(18,960)	115,959
Loss on disposal of assets	2,010	799	4,337	913	5,392	6,571
Interest expense, net	25,721	21,166	73,878	60,814	94,936	79,986
Loss on debt extinguishment	—	—	37,109	2,377	37,667	2,377
Other expense (income), net	375	1,318	40	2,009	(285)	2,311
Income before income taxes	299,595	177,345	312,141	227,709	317,698	216,211
Income tax expense	98,665	55,651	97,128	72,850	100,817	59,168
Net income	200,930	121,694	215,013	154,859	216,881	157,043
Less: Net income attributable to noncontrolling interests	(19,605)	(19,212)	(39,210)	(38,425)	(39,210)	(38,425)
Net income attributable to Six Flags Entertainment Corporation	$181,325	$102,482	$175,803	$116,434	$177,671	$118,618

Weighted-average number of common shares outstanding:
Weighted-average common shares outstanding — basic:	84,480	92,204	87,676	92,538	88,711	92,336
Weighted-average common shares outstanding — diluted:	85,876	94,155	89,434	94,654	90,545	94,670

Net income per average common share outstanding:
Net income per average common share outstanding — basic:	$2.15	$1.11	$2.01	$1.26	$2.00	$1.28
Net income per average common share outstanding — diluted:	$2.11	$1.09	$1.97	$1.23	$1.96	$1.25

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data

	As of
(Amounts in thousands)	September 30, 2017	December 31, 2016
Cash and cash equivalents (excluding restricted cash)	$82,683	$137,385
Total assets	2,528,288	2,487,672

Deferred revenue	178,619	123,955
Current portion of long-term debt	—	29,161
Long-term debt (excluding current portion)	2,020,184	1,624,486

Redeemable noncontrolling interests	505,321	485,876

Total stockholders' deficit	(573,027)	(186,490)

Shares outstanding	83,737	90,849

SIX FLAGS ENTERTAINMENT CORPORATION

Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three, nine and twelve months ended September 30, 2017 and September 30, 2016:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$200,930	$121,694	$215,013	$154,859	$216,881	$157,043
Income tax expense	98,665	55,651	97,128	72,850	100,817	59,168
Other expense (income), net	375	1,318	40	2,009	(285)	2,311
Loss on debt extinguishment	—	—	37,109	2,377	37,667	2,377
Interest expense, net	25,721	21,166	73,878	60,814	94,936	79,986
Loss on disposal of assets	2,010	799	4,337	913	5,392	6,571
Amortization	571	653	1,870	1,954	2,519	2,607
Depreciation	27,962	26,740	80,776	77,391	107,675	105,424
Stock-based compensation	(35,740)	89,994	(39,055)	96,244	(18,960)	115,959
Impact of Fresh Start valuation adjustments (2)	10	22	29	66	52	107
Modified EBITDA (3)	320,504	318,037	471,125	469,477	546,694	531,553
Third party interest in EBITDA of certain operations (4)	(19,605)	(19,212)	(39,210)	(38,425)	(39,210)	(38,425)
Adjusted EBITDA (3)	$300,899	$298,825	$431,915	$431,052	$507,484	$493,128

Weighted-average common shares outstanding — basic:	84,480	92,204	87,676	92,538	88,711	92,336

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three, nine and twelve months ended September 30, 2017 and September 30, 2016:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net cash provided by operating activities	$246,790	$236,176	$379,656	$374,754	$468,137	$463,106
Changes in working capital	40,949	58,679	7,186	24,667	(28,628)	(17,373)
Interest expense, net	25,721	21,166	73,878	60,814	94,936	79,986
Income tax expense	98,665	55,651	97,128	72,850	100,817	59,168
Amortization of debt issuance costs	(960)	(1,173)	(3,101)	(3,331)	(4,273)	(4,398)
Other expense (income), net	979	(745)	2,354	203	4,811	(6,601)
Interest accretion on notes payable	(333)	(90)	(723)	(322)	(814)	(439)
Changes in deferred income taxes	(91,317)	(51,649)	(85,282)	(60,224)	(88,344)	(42,003)
Impact of Fresh Start valuation adjustments (2)	10	22	29	66	52	107
Third party interest in EBITDA of certain operations (4)	(19,605)	(19,212)	(39,210)	(38,425)	(39,210)	(38,425)
Capital expenditures	(19,348)	(20,219)	(116,548)	(100,914)	(144,572)	(123,892)
Cash paid for interest, net	(29,850)	(26,746)	(76,676)	(63,401)	(82,090)	(70,889)
Cash taxes (5)	(5,320)	(3,327)	(11,179)	(14,000)	(14,446)	(20,436)
Adjusted Free Cash Flow (6)	$246,381	$248,533	$227,512	$252,737	$266,376	$277,911

Weighted-average common shares outstanding — basic:	84,480	92,204	87,676	92,538	88,711	92,336

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next two years. Cash taxes paid represents statutory taxes paid, primarily driven by Mexico and state level obligations.

(6)
Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.